SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         JOHNS MANVILLE CORPORATION
           (Exact name of registrant as specified in its charter)


                                   1-8247
                           Commission File Number


                              717 17th Street
                           Denver, Colorado 80202
                               (303) 978-2000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Common Stock, $0.01 Par Value
         (Title of each class of securities covered by this Form)


                                   NONE.
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
       Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Johns Manville Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          JOHNS MANVILLE CORPORATION


Date:  February 28, 2001                  By: /s/ Dion Persson
                                             -------------------------------
                                             Dion Persson
                                             Vice President, Assistant
                                             General Counsel and Secretary